                                                                   Exhibit 99.1

                                                       CONTACTS: Mary K. Talbot
                                                                 (401) 245-8819


              SLADE'S FERRY BANCORP REPORTS FIRST QUARTER EARNINGS


SOMERSET, Mass. (April 25, 2007) -- Slade's Ferry Bancorp (the "Company"), (NASDAQ Capital Market: SFBC) parent company of Slade's Ferry Trust Company (the "Bank"), announced that its net income for the first quarter ended March 31, 2007 was $873,000, a decrease of 3.7% from net income for the first quarter ended March 31, 2006, which totaled $907,000. Basic and diluted earnings per share were $0.21 and $0.22 for the quarters ended March 31, 2007 and 2006, respectively.

Net interest and dividend income for the quarter ended March 31, 2007 was $4.2 million compared to $4.6 million for the first quarter ended March 31, 2006, a decrease of 8.4%. Total interest and dividend income increased 9.5% to $8.6 million for the quarter ended March 31, 2007 from $7.9 million for the quarter ended March 31, 2006. Total interest expense increased 34.3% from $3.3 million to $4.4 million during this same time period. There was no loan loss provision in the quarter ended March 31, 2007 compared to a $39,000 provision in the quarter ended March 31, 2006. In addition, non interest income increased 3.3% while non interest expense decreased 5.2% for the quarter ended March 31, 2007 compared to the same period in 2006.

Total consolidated assets increased from $607.8 million at December 31, 2006 to $609.0 million at March 31, 2007. Net loans increased 1.6% from $422.4 million at December 31, 2006 to $429.2 million at March 31, 2007. Deposits decreased from $424.0 million at December 31, 2006 to $409.9 million at March 31, 2007, a decrease of 3.3%. During the same time, the Bank increased its level of Federal Home Loan Bank advances from $119.1 million at December 31, 2006 to $134.7 million at March 31, 2007, an increase of 13.1%.

"We're staying competitive in a difficult environment while turning a profit," reported President and CEO Mary Lynn D. Lenz. "I'm proud of the effort that our team is putting forth. We're staying focused on sales and customer service."

Total stockholders' equity at March 31, 2007 was $50.9 million compared to $51.2 million at December 31, 2006. The decrease was primarily attributable to share buybacks under the Company's stock repurchase plan as well as the repurchase of shares to fund possible restricted stock awards. Book value per share was $12.59 at March 31, 2007 as compared to $12.49 at December 31, 2006. Both the Company and the Bank maintain capital levels sufficient to be considered "well-capitalized" under applicable regulatory capital guidelines and requirements.

The Company declared a $0.09 dividend to common shareholders of record on March 20, 2007, which was paid on April 20, 2007.

Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With $609 million in assets and nine retail branches in Southeastern Massachusetts, Slade's Ferry is a trusted community partner to both business and personal banking customers. Traded on the NASDAQ Capital Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesbank.com and in seven Massachusetts communities - Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the strength of the company's capital and asset quality. Other such statements may be identified by words such as "believes," "will," "expects," "project," "may," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Slade's Ferry Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectation expressed in our forward-looking statements: (1) enactment of adverse government regulations (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and specifically the strength of the New England economics may be different than expected, resulting in, among other things, a deterioration in overall credit quality and borrowers' ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the Bank's loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses; (4) changes in the interest rate environment may reduce interest margins and adversely impact net interest income and (5) changes in assumptions used in making such forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Slade's Ferry Bancorp's actual results could differ materially from those discussed. All subsequent written and oral forward-looking statements attributable to Slade's Ferry Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. Slade's Ferry Bancorp does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made.
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                     Slade's Ferry Bancorp. and Subsidiary
                          Consolidated Balance Sheets
                                  (Unaudited)

                                                             March 31, 2007    December 31, 2006
                                                             --------------    -----------------
Assets                                                                  (In thousands)
------

Cash and due from banks                                         $ 16,225            $ 19,448
Interest-bearing demand deposits with other banks                  1,062               1,007
Federal funds sold                                                 2,300               1,900
                                                                --------            --------
      Cash and cash equivalents                                   19,587              22,355
Interest-bearing certificates of deposit with other banks            100                 100
Securities available for sale                                    103,695             105,603
Securities held to maturity                                       22,561              24,623
Federal Home Loan Bank stock, at cost                              6,953               6,856
Loans, net                                                       429,224             422,370
Premises and equipment, net                                        5,963               5,587
Goodwill                                                           2,173               2,173
Accrued interest receivable                                        2,429               2,311
Bank-owned life insurance                                         12,423              12,317
Other assets                                                       3,861               3,465
                                                                --------            --------
                                                                $608,969            $607,760
                                                                ========            ========

Liabilities and Stockholders' Equity
------------------------------------

Deposits:
  Noninterest-bearing                                           $ 71,397            $ 79,101
  Interest-bearing                                               338,524             344,905
                                                                --------            --------
      Total deposits
                                                                 409,921             424,006
Short-term borrowings                                              4,700                   -
Long-term borrowings                                             129,961             119,058
Subordinated debentures                                           10,310              10,310
Accrued expenses and other liabilities                             3,215               3,141
                                                                --------            --------
      Total liabilities                                          558,107             556,515
Stockholders' equity:
  Common stock                                                        42                  41
  Additional paid-in capital                                      30,578              31,444
  Retained earnings                                               21,606              21,111
  Accumulated other comprehensive loss                              (252)               (464)
  Unearned compensation                                           (1,112)               (887)
                                                                --------            --------
      Total stockholders' equity                                  50,862              51,245
                                                                --------            --------
                                                                $608,969            $607,760
                                                                ========            ========

                     Slade's Ferry Bancorp. and Subsidiary
                       Consolidated Statements of Income
                                  (Unaudited)

                                                                        Three Months Ended March 31,
                                                                             2007         2006
                                                                            ------       ------
                                                                   (In thousands, except per share data)

Interest and dividend income:
  Interest and fees on loans                                                $6,922       $6,435
  Interest and dividends on securities                                       1,632        1,402
  Other interest                                                                46           19
                                                                            ------       ------
      Total interest and dividend income                                     8,600        7,856
                                                                            ------       ------
Interest expense:
  Interest on deposits                                                       2,689        1,911
  Interest on Federal Home Loan Bank advances                                1,519        1,156
  Interest on subordinated debentures                                          211          224
                                                                            ------       ------
      Total interest expense                                                 4,419        3,291
                                                                            ------       ------
Net interest and dividend income                                             4,181        4,565
Provision for loan losses                                                        -           39
                                                                            ------       ------
Net interest income, after provision for loan losses                         4,181        4,526
Noninterest income:
  Service charges on deposit accounts                                          328          307
  Gain on sales and calls of available-for-sale securities, net                 61            3
  Other income                                                                 337          393
                                                                            ------       ------
      Total noninterest income                                                 726          703
                                                                            ------       ------
Noninterest expense:
  Salaries and employee benefits                                             1,997        2,111
  Occupancy and equipment expense                                              492          493
  Other expense                                                              1,067        1,146
                                                                            ------       ------
      Total noninterest expense                                              3,556        3,750
                                                                            ------       ------
Income before income taxes                                                   1,351        1,479
Provision for income taxes                                                     478          572
                                                                            ------       ------
      Net income                                                            $  873       $  907
                                                                            ======       ======

Earnings per share:
  Basic                                                                     $ 0.21       $ 0.22
                                                                            ======       ======
  Diluted                                                                   $ 0.21       $ 0.22
                                                                            ======       ======